SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 8, 2007

TRULITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51696	20-1372858
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

5 HOUSTON CENTER
1401 McKINNEY STREET, SUITE 900
HOUSTON, TX 77010-4035
(Address of principal executive offices including Zip Code)

(713) 888-0660
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 7, 2007, the Board of Directors of Trulite, Inc., or the Board, appointed Ron Seftick as its President. Before joining the company, Mr. Seftick, age 54, served from May 2007 to August 2007 as a private consultant to Trulite. From 2003 through 2006, Mr. Seftick served as the Vice President of the Large Systems Business of American Power Conversion. From 2002 through 2003, Mr. Seftick was the President of Wagner Systems headquartered in Markdorf, Germany, responsible for the Industrial Division for the America's. From 2000 to 2002, Mr. Seftick was the Executive Vice President for GE-Zenith Controls. From 1987 through 1999 Mr. Setick worked for Zenith Controls, rising to the position of Executive Vice President in 1997. Mr. Seftick had growing executive roles within General Electric at GE Supply Co. and the Apparatus Distribution Sales Division. Mr. Seftick is a graduate of Washington and Jefferson College where he earned a B.A. in Economics.  Mr. Seftick is a past president of the Electrical Generating Systems Association where he also served as Chairman of the Board. Additionally, Mr. Seftick has held advisory roles to NEMA, 7X24, and Power Gen International.

Jonathan Godshall, who was previously our President and Chief Executive Officer, will continue to serve as our Chief Executive Officer.

(e)  On August 8, 2007, in connection with Mr. Seftick’s appointment, we entered into an employment agreement with Mr. Seftick, pursuant to which Mr. Seftick will be employed for an initial term of twelve months effective beginning on July 31, 2007. Under the employment agreement, Mr. Seftick will receive an annual base salary of $220,000, a retention bonus of $20,000 payable in four quarterly installments of $5,000 each (September 30, 2007; December 31, 2007; March 31, 2008 and June 30, 2008) as long as Mr. Seftick is still employed by us at each payment date. Mr. Seftick will be eligible to participate in a cash incentive plan with a target bonus of fifty percent of his actual salary paid during 2007, based on achieving the objectives of the plan, which are currently being developed by the company, with Mr. Seftick’s input. In addition, the company intends to provide Mr. Seftick either a compensation package to cover Mr. Setick’s expenses related to relocating should he do so, or to reimburse Mr. Seftick for his expenses related to commuting to appropriate company locations should he not relocate.  The employment agreement provides that if Mr. Seftick is terminated without cause or if he terminates for good reason (as such terms are defined in the employment agreement), then he will be entitled to receive his base salary for six months following such termination and his unexercised unvested stock options will continue to vest in accordance with the regular vesting schedule for twelve months following such termination.  In addition, if the company elects not to renew Mr. Seftick’s employment within twelve months of the effective date, he will receive as a severance package his base salary in effect at that time for a period of one hundred eighty days.

Additionally, on August 8, 2007, we entered into a confidential information, invention assignment and non-competition agreement with Mr. Seftick, whereby he agrees to assign to the company any rights to patents, inventions and other intellectual property developed during his employment or consulting relationship with the company, not disclose confidential information of the company to third parties, not compete with the company or solicit employees or consultants of the company for a period of twelve months following his termination for any reason.

Subject to approval by the compensation committee and a determination of fair market value, on August 7, 2006 the Board approved a future grant to Mr. Seftick of a stock option to acquire 750,000 shares of our common stock that, subject to such approval, will vest in equal installments on each of May 15, 2008, May 15, 2009, May 15, 2010 and May 15, 2011, provided that Mr. Seftick is employed with us on each vesting date and subject to certain other exceptions. As proposed, the stock option would expire on August 7, 2014 and would automatically vest upon a change in control, merger or buyout of the company.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRULITE, INC. (Registrant)

Dated: August 13, 2007	By:	/s/ Jonathan H. Godshall
Name: Jonathan H. Godshall
Title: Chief Executive Officer